December 20, 2004
Bruce A. Walters Senior Vice President and Chief Development Officer KinderCare Learning Centers, Inc. 650 NE Holladay, Suite 1400 Portland, OR 97232

Dear Bruce:

As you are aware, KinderCare Learning Centers, Inc. (the “Company”) has entered into an Agreement and Plan of Merger dated as of November 5, 2004 (the “Merger Agreement”) with KU Education LLC (“Parent”), KUE Merger Sub Inc. and the Company’s principal stockholders. This Letter Agreement, which will only become effective upon the closing of the transactions contemplated by the Merger Agreement, sets forth certain modifications to the Severance Agreement between you and the Company, dated as of November 12, 2004 (the “Severance Agreement”).

Notwithstanding your right to terminate your employment under the Severance Agreement and subject to your continued right to terminate your employment under the Severance Agreement, you have agreed to assist the Company and Parent in effecting the post-merger transition for a period of up to six months (such period based on needs of the Company as determined by Company and Parent) (the “Continuation Period”) following the Closing Date (as defined in the Merger Agreement). In consideration for your agreement to assist in the transition and notwithstanding that your employment with the Company will continue after the Closing Date, the Company will maintain your compensation (including salary, bonus target and all fringe benefits, but excluding stock options) at levels no less favorable than those currently in effect during the Continuation Period and will pay to you the Termination Payment (as defined in the Severance Agreement) on the Closing Date. In the event of a Termination (as defined in the Severance Agreement) following the Closing Date, you shall be entitled to the payments and benefits in accordance with the terms of the Severance Agreement (other than the Termination Payment provided for in Section 3(b) of the Severance Agreement), which terms include execution and delivery to the Company of the Release of Claims provided for in Section 3 of the Severance Agreement and you hereby agree to execute such Release of Claims upon a Termination in exchange for such payments and benefits. As amended by this letter agreement, the Severance Agreement shall continue in full force and effect in accordance with its terms.

This letter agreement shall not be assignable by you or the Company (including by operation of law) without the prior written consent of the other, and any attempted assignment in violation of this provision shall be void. This letter agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions thereof. The Severance Agreement, as modified by this letter agreement, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes any prior written or oral agreement between the Company and you with respect to the subject matter hereof; neither you nor the Company shall be deemed to have made any agreement or covenant, express or implied, to the other, except for the agreements and covenants that are expressly set forth in the Severance Agreement, as modified by this letter agreement; and any such prior written or oral agreement between the Company and you is hereby terminated and shall be of no force or effect.

This letter agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

If this letter agreement reflects our mutual agreement as to the matters set forth herein, please indicate by signing below.

Accepted and agreed on behalf of KinderCare Learning Centers, Inc. as of December 20, 2004:

/s/ DAVID J. JOHNSON David J. Johnson, Chief Executive Officer and Chairman of the Board of Directors

Accepted and agreed to as of December 20, 2004:

/s/ BRUCE A. WALTERS Name: Bruce A. Walters